Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-176674, 333-157825, 333-159280, 333-124536, 333-113472, 333-102770, 333-82724, 333-82722, 333-57026, 333-54868, 333-52434, 333-35862, 333-133237, 333-147063 and 333-149834, 333-165389) of Exelixis, Inc. and the Registration Statements on Form S-3 (Nos. 333-182018 and 333-152166) of Exelixis, Inc. of our reports dated February 21, 2013, with respect to the consolidated financial statements of Exelixis, Inc. and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in this Annual Report (Form 10-K) for the year ended December 28, 2012.

/s/ Ernst & Young LLP
Redwood City, California
February 21, 2013